Exhibit 5.1

Tel. 972-3-69441111

Fax. 972-3-6091116

fbc@fbclawyers.com

November 6, 2026

To:

Purple Biotech Ltd.

4 Oppenheimer Street

Science Park

Rehovot 7670104, Israel 9085000

Re: Purple Biotech Ltd.

Ladies and Gentlemen:

We have acted as Israeli counsel to Purple Biotech Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the pre-effective amendment number 1 to the registration statement on Form F-3 (Registration No. 333-296088) to be filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”) (the “Registration Statement”), which contains a base prospectus (the “Base Prospectus”) covering the offer and sale by the Company, from time to time, of up to $200,000,000, in the aggregate, of any one or more of the following types of securities: American Depositary Shares (“ADSs”), each representing two thousand (2,000) ordinary shares, no par value per share, of the Company (“Ordinary Shares”), Ordinary Shares, preferred shares, warrants, overallotment purchase rights, subscription rights, units and/or capital notes. Ordinary Shares offered and sold by the Company pursuant to the Base Prospectus, whether directly or represented by ADSs, are referred to herein as the “Primary Shares.”

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, in connection with the filing of the Registration Statement.

In connection herewith, we have examined the originals, or photocopies or copies certified or otherwise identified to our satisfaction, of: (i) the form of the Registration Statement, to which this opinion letter is attached as an exhibit; (ii) a copy of the Articles of Association of the Company, as amended and currently in effect (the “Articles”); (iii) resolutions of the Board of Directors of the Company (the “Board”) and committees of the Board approving the filing of the Registration Statement and the actions to be taken in connection therewith; and (iv) such other corporate records, agreements, documents, and instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of such latter documents. We have assumed the same to have been properly given and to be accurate. We have also assumed the truth of all facts communicated to us by the Company and that all minutes of meetings of committees of the Board, the Board, and the shareholders of the Company that have been provided to us are true and accurate and have been properly prepared in accordance with the Articles and all applicable laws.

We have assumed, in addition, that at the time of the execution and delivery of any definitive purchase, underwriting or similar agreement between the Company and any third party pursuant to which any of the Primary Shares may be issued (a “Securities Agreement”), the Securities Agreement will have been duly authorized, executed and delivered by such third party and will be the valid and legally binding obligation of such third party, enforceable against such third party in accordance with its terms. We have further assumed that at the time of the issuance and sale of any of the Primary Shares, the terms of the Primary Shares, and their issuance and sale, will have been established so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company. In addition, for purposes of our opinion, we have assumed that, at the time of issuance and sale of the Primary Shares, a sufficient number of Ordinary Shares shall be authorized and available for issuance under the Articles as then in effect and that the consideration for the issuance and sale of the Primary Shares shall be in an amount that is not less than the nominal (par) value of the Ordinary Shares. We have further assumed that the Registration Statement and any amendments thereto (including any post-effective amendments) will have become effective under the Securities Act, and that such effectiveness shall not have been terminated or rescinded, at the time of the offer and sale of any of the Primary Shares.

Based upon and subject to the foregoing, we are of the opinion that assuming (a) the taking of all necessary corporate action to authorize and approve the issuance of any Primary Shares, the terms of the offering thereof and related matters (for purposes of this paragraph, the “Authorizing Resolutions”), (b) the delivery and filing of an appropriate prospectus supplement with respect to the offering of the Primary Shares in compliance with the Securities Act and the applicable rules and regulations thereunder, (c) approval by the Board of, and entry by the Company into, and performance by the Company under, any applicable Securities Agreement, in the form filed as an exhibit to the Registration Statement, any post-effective amendment thereto or to a Report of Foreign Private Issuer on Form 6-K, pursuant to which the Primary Shares may be issued and sold, and (d) receipt by the Company of the consideration for the Primary Shares as provided for in the Authorizing Resolutions and in accordance with the provisions of any such Securities Agreement pursuant to which the Primary Shares may be issued, the Primary Shares will be validly issued, fully paid and non-assessable.

You have informed us that you intend to issue the Primary Shares from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof. We understand that prior to issuing any Primary Shares you will afford us an opportunity to review the corporate approval documents and operative documents pursuant to which such Primary Shares are to be issued (including the Authorizing Resolutions, a Securities Agreement (if applicable) and an appropriate prospectus supplement), and we will file such supplement or amendment to this opinion (if any) as we may reasonably consider necessary or appropriate by reason of the terms of such Primary Shares.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the date hereof that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ FISCHER (FBC & Co.)

FISCHER (FBC & Co.)

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